Crowe Horwath™

國富浩華 (香港) 會計師事務所有限公司
Crowe Horwath (HK) CPA Limited
Member Crowe Horwath International

香港 銅鑼灣 希慎道33號 利園34樓
34/F The Lee Gardens,
33 Hysan Avenue,
Causeway Bay, Hong Kong
電話 Main +852 2894 6888
傳真 Fax +852 2895 3752
www.crowehorwath.hk

PRIVATE & CONFIDENTIAL

Our Ref: KCH0582/SS/KZ/A18/CH0266/10

June 16, 2011

U.S. Securities & Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements regarding our firm contained in Item 4.01 of Form 8-K of Kiwa Bio-Tech Products Group Corporation dated and filed on June 16, 2011, and are in agreement with those statements.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours
Crowe Horwath (HK) CPA Limited

Crowe Horwath (HK) CPA Limited

Hong Kong, China

Copy to: Mr Li Wei
Chief Executive Officer and Chairman of the Board of Directors
Kiwa Bio-Tech Products Group Corporation